EXHIBIT 99

                   HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

                           CODE OF CONDUCT AND ETHICS

                                  INTRODUCTION

The most valuable asset of the Company is our reputation for integrity. Because of the nature of the banking business, we are generally held to a higher ethical standard than the general business world. Harleysville Savings Financial Corporation (The Company) has adopted this Code of Conduct and Ethics to establish a standard for our directors, officers, and employees that will retain the Company's reputation for integrity and maintain public trust and confidence.

All directors, officers and employees of the Company, its subsidiaries and its affiliates are responsible to become familiar with and follow and promote compliance with this Code.

Directors, officers and employees have a duty of loyalty to the Company and must therefore avoid any actual or apparent conflict of interest with the Company or its customers. A conflict situation may arise if directors, officers or employees improperly benefit as a result of their position with the Company. Investors may be harmed when the real or perceived private interest of a director, officer or employee is in conflict with the interests of the Company. Directors, officers and employees should endeavor to deal honestly, ethically, fairly and in good faith with the Company's customers, shareholders, employees, suppliers, regulators, business partners, and competitors.

It is of critical importance and it shall be required of directors, officers and employees that the Company's filings with the Securities and Exchange Commission, banking regulators and other regulatory agencies and authorities as well as its other public communications be full, fair, accurate, timely and understandable.

Directors, officers and employees have a responsibility to comply with all applicable laws, rules and regulations. The Company's books, records and accounts shall accurately and fairly reflect the transactions of the Company.

Any violations of this Code should be immediately reported to the Chief Executive Officer of the Company or if appropriate to the Chairman of the Company's Nominating and Corporate Governance Committee. Reportable actions of the Company's senior financial officers shall be reported to the Chairman of the Audit Committee. Such matters will be investigated and if it is determined that a violation has occurred, appropriate disciplinary and corrective action will be taken.

Any waivers of this Code for executive officers or directors may be made only by the independent


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members of the board of directors of the Company and must be promptly disclosed as required by applicable laws and regulations.

                     ETHICAL PRINCIPLES AND CORPORATE VALUES

The nature of the business of the Company requires careful observance of applicable laws and regulations. High standards of conduct and personal integrity are essential for the Company to maintain the confidence of its stockholders, customers, employees, and the general public. To ensure that the Company and all Persons (directors, officers, and employees) embrace and promote sound ethical business practices, the Company will expect all Persons to:

o Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

o Comply with rules and regulations of federal, state and local governments, and other appropriate regulatory agencies;

o Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be impaired;

o Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents; and

o Promptly report to the Company's Chief Executive Officer, Chairman of the Company's Nominating and Corporate Governance Committee, or Chairman of the Company's Audit Committee any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

                              CONFLICTS OF INTEREST

A conflict of interest exists whenever, a Person or a member of the Person's immediate family improperly benefit as a result of their position with the Company. It is the duty of every Person to avoid situations which might benefit the Person or an immediate family member personally, directly or indirectly.

If a business opportunity relating to the Company's line of business becomes available to or is made known to a Person, it must first be made available to the Company before being acted upon by that Person or by the Person's immediate family.

Officers and employees are prohibited from making bank loans in which the Person has a substantial interest as an owner, director, officer, or partner, or in which a member of the Person's immediate family has such an interest. Such loans must be directed to another loan officer for processing. When that is not possible, the application may be taken and processed, but must be reviewed and approved by another loan officer.


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Officers and employees should avoid any relationship that would cause a conflict of interest with their duties and responsibilities at the Company. Persons are expected to disclose any situations that may involve inappropriate or improper conflicts of interests affecting them personally or affecting other employees or those with whom the Company does business. Waivers of conflicts of interest involving senior officers or directors require the approval of the independent members of the board of directors.

To avoid conflicts of interest, directors are expected to disclose to their fellow directors any personal interest they may have in a transaction upon which the Board passes and will abstain from participation in any decision in which there is a conflict between their personal interests and the interests of the Company.

A.    Compensation and Gifts.

The Bank Bribery Act prohibits any Person or agent of the Company or attorney representing the Company from offering or receiving anything of value where the item of value is offered with the intent of influencing the Person, agent or attorney in the business transaction. This law is broad and carries civil and criminal penalties, including fines and/or imprisonment. Gifts or awards given in recognition of a Person's service or accomplishment in civic, charitable, educational, or religious organizations are not prohibited by this Code.

1. General Prohibitions: Except as provided below, Persons are prohibited from soliciting or receiving anything of value in any amount in connection with the business of the Company, including but not limited to money, goods, or services. This prohibition applies whether such was obtained as a gratuity/gift or as a "quid pro quo" exchange (something received or given as a reward for preferential action or service rendered by a director, officer or employee). Additionally, this prohibition includes receiving compensation of any kind from any source for rendering services of a type that are performed or offered by the Company. A director, officer or employee may not do indirectly what he or she is prohibited from doing directly; for example, arrange to have a prohibited gift made to a member of his or her immediate family. Similarly, a Person may not give gifts, meals, or entertainment (including a quid pro quo exchange) which is intended to influence or that might give the appearance of influencing another Person or a business contact in a business decision. Any action by a Person perceived to compromise another's judgment is prohibited.

Example: An employee may not solicit any sort of personal compensation in return for making a loan to a customer.

Example: A director who is in a position, whether directly or indirectly, to sell goods or services to the Company may not give gifts to the department responsible for making such purchasing decisions.

2. Permissible Gifts: A Person may accept anything of value if it is of reasonable and not excessive value, and is not intended to influence any decision by the Person, is unsolicited, is infrequent, and is not a quid pro quo.


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Examples of permissible Gifts: Gifts which are likely to meet these guidelines are materials such as pens, pencils, key rings, calendars, a box of candy, a tray of cookies, business meals, guest of another at a local entertainment event, or similar items of reasonable value.

Additionally, a Person may accept gifts from individuals who have both a personal relationship with that Person and a business relationship with the Company, for such commonly recognized events or occasions as a promotion, wedding, retirement, or religious observance, if reasonable in value.

Generally, there is no threat of a violation of the Bank Bribery Act if acceptance of a gift or benefit is based on an immediate family or personal relationship, which exists independent of any business with the Company or if the gift or benefit is made available to the general public under the same conditions on which it is made available to a Person.

If a Person is offered or receives something of value in excess of a reasonable amount which he or she believes may be impermissible under this Code, that Person must disclose the matter to the chief executive officer and seek a determination that the item of value may be accepted or must be returned. The reviewer will give due consideration to the criteria for permissible gifts and whether receipt poses a threat to the integrity of the Company.

B.    Business Gratuities.

Payments for travel, lodging, meals and entertainment are normally permissible if they (i) are reasonable and not excessive in amount; (ii) are expended in the course of a legitimate business meeting or an event intended to foster better business relations; (iii) would be paid by the Company as a business expense if not paid for by the outside source; and (iv) are unsolicited.

Before accepting payments of the type which he or she believes may be impermissible, that Person must disclose the matter to the chief executive officer and seek a determination that the offer may be accepted or must be rejected. The reviewer will give due consideration to the criteria for permissible payments and whether receipt poses a threat to the integrity of the Company.

Example: It is not a prohibited business gratuity to accept a vendor's offer to pay for an employee's attendance at a conference sponsored in whole or in part by the vendor so long as the employee's attendance has a business purpose and the amounts are reasonable and not excessive.

C.    Transactions with Insiders.

The Company from time to time may purchase or lease real or personal property or goods or services from a Person, a member of a Person's immediate family, or from business entities in which a Person or in which a member of that Person's immediate family is an officer, director and/or controlling stockholder.


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It is the policy of the Company that any transaction involving insiders must be conducted at arm's length and that any consideration paid or received by the Company in connection with such a transaction shall be on terms no less favorable than terms available to an unaffiliated third party under the same or similar circumstances.

                            CONFIDENTIAL INFORMATION

A.    Confidential Information Regarding Customers and Others.

Persons must take all reasonable measures to protect the confidentiality of non-public information about the Company or its subsidiaries and their customers, stockholders and suppliers obtained or created in connection with such persons' activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process.

B.    Permissible Dissemination of Confidential Information.

Dissemination of confidential customer information among Company subsidiaries is permissible unless prohibited by law.

C.    Confidential Information Regarding Current or Former Officers and
      Employees.

All requests for information regarding current or former officers or employees must be referred to the Company's human resource manager. The amount of information the Company's human resources manager may provide is limited by the Company's internal procedures and applicable laws.

D.    Company Resources; Proprietary Information.

Unless specifically authorized, Persons are prohibited from selling, disclosing, or otherwise using the Company's physical resources or proprietary information for personal benefit or for the benefit of any other party. The definition of the Company's "physical resources or proprietary information" includes all the Company's intellectual property, including but not limited to any written materials, any computer or network-based information, data, any other types of information or data developed for the Company by an Employee or a vendor, supplier or other contractor of the Company.

Example: Employees are prohibited from using the Company's marketing research for a personal venture or disclosing non-public proprietary information to a competitor.

                        PERSONAL INVESTMENTS AND FINANCES

A.    Trading in Company Securities.


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Directors and officers of the Company have the responsibility not to participate in the market for Company stock while in possession of material, non-public information about the Company or to give that information to another person who uses it in buying or selling Company securities. Directors and officers of the Company have the responsibility to file periodic reports regarding changes in ownership of Company stock.

B.    Loans.

Loans by bank subsidiaries of the Company are available to directors and designated Regulation O officers on the same terms and conditions, including interest rates and collateral, as those prevailing for comparable loans with other customers. Such loans must be permissible under Regulation O and not involve more than the normal risk of repayment or present other unfavorable features.

                                BUSINESS CONDUCT

A.    Business and Accounting Practices.

1.    No funds or assets of the Company shall be used for unlawful purposes.

2. No unrecorded fund or asset of the Company shall be established or maintained for any purpose.

3. No false or misleading entries shall be made in the books and records of the Company for any purpose. All items of income or expense shall be appropriately recorded.

4. No payment by the Company shall be made with the intent or understanding that all or any part of such payment be used for any purpose other than that described in the books and records of the Company.

5. No payment on behalf of the Company shall be approved without adequate supporting documentation or with the intention or understanding that all or any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

6. Compliance is required with generally accepted accounting principles and procedures and with established internal accounting controls and procedures.

7. The Company may require submission by directors, officers and employees of reports or statements in compliance with this section, at such time or from time to time and in such form as the Company may specify.

B.    Political Contributions; Expenditures for Political Purposes.


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No funds or assets of the Company are to be used to make any unlawful political contribution. No Person shall be under any obligation of any kind to the Company or to any other Person to utilize any of his or her compensation to make political contributions. Nothing contained in this section is intended to discourage Persons from active personal involvement in the political process, including the making of personal political contributions, or to otherwise limit the rights and obligations of Persons as responsible citizens. Notwithstanding the foregoing, this Code requires that before a Person seeks or accepts a nomination or appointment to any public office, whether paid or unpaid, that Person must obtain the Company's approval. Political campaigning, wearing and/or displaying political campaign slogans, distributing political literature, and/or soliciting campaign funds at or in the work place is prohibited.

C. Information Security - Use of Company Owned Computers, Networks, Hardware and Software.

The unauthorized use or duplication of computer software owned by the Company is strictly prohibited. The use of computer software owned personally by directors, officers or employees on computer equipment owned by the Company is strictly prohibited.

D.    Management Interlocks.

Persons should be aware of the various statutes and regulations that may either prohibit or restrict dual service by them as a director, officer or employee of any other commercial bank, banking association, trust company, savings bank, savings and loan association, or credit union or in an organization primarily engaged in the issue, underwriting, public sale or distribution of stocks, bonds or other securities.

              SPECIAL ETHICS OBLIGATIONS FOR OFFICERS AND EMPLOYEES
                    WITH FINANCIAL REPORTING RESPONSIBILITIES

As a public company, it is critical that the Company's filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, Persons may be called upon to provide information to assure that the Company's public reports are complete, fair and understandable. The Company expects all Persons to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements.

All Persons bear a special responsibility for promoting integrity throughout the Company. The CEO, the CFO, the Treasurer, the Controller, and all Senior Officers of the Company have a special role both to adhere to these principles and also to ensure that the Company's corporate culture ensures the fair and timely reporting of the Company's financial results and condition.

Because of this special role, the Company's CEO, CFO, Treasurer, Controller and all Senior Officers of the Company are required to adhere to this Special Financial Officer Code of Ethics. Each will:


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o     Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

o Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communication;

o Comply with rules and regulations of federal, state and local governments, and other appropriate regulatory agencies;

o Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be impaired; and

o Promptly report to the Chairman of the Company's Audit Committee any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code of Conduct, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Violations of this Financial Officer Code of Ethics, including failures to report potential violations by others, are a serious matter that may result in disciplinary action, including termination of employment. If any Person believes that a violation of the Financial Officer Code of Ethics has occurred, he or she should contact the Chairman of the Audit Committee.

Retaliation against those who report violations in good faith as set forth above, except for any disciplinary action as determined for self reported violations, is forbidden.

                                   CONCLUSION

The Company conducts itself and its business dealings so as to comply with all applicable laws and regulations. Where the requirements of such laws and regulations are unclear, the advice of outside counsel must be sought to secure interpretation and to ensure compliance. Every Person must understand the Company's internal policies and procedures and the legal and regulatory framework within which the Company operates and must take those steps necessary to ensure that any Persons working with or under their supervision understand them. Persons are urged to reread the Code from time to time to refresh their recollection of the statutory and regulatory matters and the policies outlined herein.

This Code may be amended or modified by the board of directors of the Company. Waivers of this Code may only be granted by the board of directors. Waivers will be disclosed to shareholders as required by the Securities Exchange Act and the rules thereunder and the applicable rules of the Nasdaq Stock Market


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